Exhibit 2.2

PROMISSORY NOTE

June 18, 2009

FOR VALUE RECEIVED, GTC BIOTHERAPEUTICS, INC., a Massachusetts corporation located at the address stated below (the “Borrower”), promises to pay to the order of LFB BIOTECHNOLOGIES, S.A.S. or any subsequent holder hereof (each, a “Lender”) at its office located at 3, avenue des Tropiques, LES ULIS, 91940 Coutaboueuf, France or at such other place as Lender or the holder hereof may designate, the principal sum of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,000.00), with interest on the unpaid principal balance, from the date hereof through and including the dates of payment, at a fixed interest rate of ten and eighty hundredths (10.8%) per annum, to be paid in lawful money of the United States, in accordance with the amortization schedule attached hereto as Annex I, as follows: an installment of principal and interest in the amount of $92,967.12 on August 1, 2009, to be followed by twenty-eight (28) consecutive monthly installments of principal and interest commencing September 1, 2009 and continuing on the first day of each month thereafter through and including December 1, 2011, in the amount of $47,817.12, together with a final installment in the amount of any and all remaining outstanding principal and interest (i.e. $2,988,714.19), and all other amounts outstanding, on January 1, 2012. Such installments have been calculated on the basis of a 360 day year of twelve 30-day months. Each payment may, at the option of the Lender, be calculated and applied on an assumption that such payment would be made on its due date.

The acceptance by Lender of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Lender’s right to receive payment in full at such time or at any prior or subsequent time.

The Borrower hereby expressly authorizes the Lender to insert the date value is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Promissory Note (this “Note”) is being made pursuant to a Loan Agreement dated as of the date hereof (as may hereafter be amended, restated, supplemented or modified from time to time, the “Loan Agreement”) and is the “Secured Note” referred to therein, and is secured by an Amended and Restated Security Agreement dated the date hereof (as may be amended, restated, supplemented or modified from time to time, the “Master Security Agreement”) and a Second Mortgage, Security Agreement and Fixture Filing dated December 22, 2008, as amended by that certain Amendment to Mortgage, Security Agreement and Fixture Filing dated as of the date hereof (as so amended and as may hereafter be amended, restated, supplemented or modified from time to time, the “Mortgage”), each from the Borrower to the Lender and, together with any other security agreements, pledge agreements, mortgages, schedules or other collateral documents delivered by the Borrower to the Lender from time to time to secure the obligations hereunder (as may be amended, restated, supplemented or modified from time to time, each a “Security Document”).

Time is of the essence hereof. If any installment or any other sum due under this Note, the Loan Agreement or any Security Document is not received within ten (10) days after its due date, the Borrower agrees to pay, in addition to the amount of each such installment or other sum, a late payment charge of five percent (5%) of the amount of said installment or other sum, but not exceeding any lawful maximum. If (i) Borrower fails to make payment of any amount due hereunder within ten (10) days after the same becomes due and payable; or (ii) Borrower is in default under, or fails to perform under any term or condition contained in the Loan Agreement or any Security Document (other than those in Section 7(a)(viii), (x) or (xi) of the Master Security Agreement) (beyond any applicable grace period), then the entire principal sum remaining unpaid, together with all accrued interest thereon and any other sum payable under this Note, the Loan Agreement or any Security Document, at the election of Lender, shall immediately become due and payable, with interest thereon at the lesser of eighteen percent (18%) per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment). If Borrower is in default under, or fails to perform under any term or condition under Section 7(a)(viii), (x) or (xi) of the Master Security Agreement, then this Note, the Loan Agreement, and all Security Documents shall immediately become due and payable, without notice.

The Borrower may, at its option, prepay at any time, without premium or penalty, the whole or any portion of the indebtedness hereunder, provided that each such prepayment shall be accompanied by payment of all interest on the prepaid portion of such indebtedness accrued to the date of such prepayment. Any partial prepayment of principal of the indebtedness hereunder will be applied to installments of principal of such indebtedness (including without limitation, the final “balloon” payment) thereafter coming due in inverse order of normal maturity. Amounts paid or prepaid hereunder are not available for reborrowing.

It is the intention of the parties hereto to comply with the applicable usury laws; accordingly, it is agreed that, notwithstanding any provision to the contrary in this Note, the Loan Agreement or any Security Document, in no event shall this Note, the Loan Agreement or any Security Document require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Note, the Loan Agreement or any Security Document, or if all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note, the Loan Agreement or any Security Document on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither Borrower nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be refunded to Borrower, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note, the Loan Agreement or any Security Document which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise by Lender in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Lender to receive a greater interest per annum rate than is presently allowed, the Borrower agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest per annum rate allowed by the amended state law or the law of the United States of America.

The Borrower and all sureties, endorsers, guarantors or any others (each such person, other than the Borrower, an “Obligor”) who may at any time become liable for the payment hereof jointly and severally consent hereby to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of, security or of any party primarily or secondarily liable on this Note, the Loan Agreement or any Security Document or any term and provision thereof, which may be made, granted or consented to by Lender, and agree that suit may be brought and maintained against any one or more of them, at the election of Lender without joinder of any other as a party thereto, and that Lender shall not be required first to foreclose, proceed against, or exhaust any security hereof in order to enforce payment of this Note. The Borrower and each Obligor hereby waives presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agrees to pay (if permitted by law) all expenses incurred in collection, including Lender’s reasonable attorneys’ fees incurred in collection.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE).

THE BORROWER HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, THE LOAN AGREEMENT, ANY OF THE SECURITY DOCUMENTS OR OTHER RELATED DOCUMENTS, ANY DEALINGS BETWEEN BORROWER AND LENDER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP BETWEEN BORROWER AND LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.) THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, THE LOAN AGREEMENT, ANY OF THE SECURITY DOCUMENTS OR OTHER RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

This Note, the Loan Agreement and the Security Documents constitute the entire agreement of the Borrower and Lender with respect to the subject matter hereof and supersede all prior understandings, agreements and representations, express or implied.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless in writing and signed by an authorized representative of Borrower and Lender. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

Any provision in this Note, the Loan Agreement, or any Security Document which is in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

[Signatures on following page]

INTENDING TO BE LEGALLY BOUND, the Borrower has executed this Promissory Note as of the date first above written.

GTC BIOTHERAPEUTICS, INC.

/s/ Matthew Frascella	By:	/s/ John B. Green
(Witness)

Matthew Frascella	Name:	John B. Green
(Print Name)

154 High St. Dedham, MA 02026	Title:	Senior Vice President, Chief Financial Officer and Treasurer
(Address)

Federal Tax ID#: 04-3186494

	Address:	175 Crossing Blvd., Framingham, Middlesex County, MA 01702

[Signature Page to Promissory Note (Term Loan)]

Annex I

Amortization Schedule